Exhibit 4.11

                        AMENDMENT NO. 1 TO GUARANTY


      AMENDMENT NO. 1 TO GUARANTY ("Amendment No. 1"), dated as of June 22, 1998, from RITE AID CORPORATION, a Delaware corporation (the "Guarantor"), to RAC LEASING, a Wyoming limited liability company (the "Lessor").

      WHEREAS, the Lessor and Rite Aid Realty Corp. (the "Lessee") entered into a Master Lease and Security Agreement dated as of March 19, 1998 (the "Master Lease"); and

      WHEREAS, the Guarantor and the Lessor entered into a Guaranty, dated as of March 19, 1998 (the "Guaranty"); and

      WHEREAS, the Lessor has pledged and assigned its rights in the Guaranty pursuant to the Amended and Restated Intercreditor and Security Agreement dated as of March 19, 1998 among the Lessor, the Guarantor, the Lessee, the Sumitomo Bank, Limited, New York Branch, as Collateral Agent and the other parties thereto (the "Intercreditor Agreement"); and

      WHEREAS, the Guarantor and the Lessor now desire to amend the Guaranty; and

      WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in Appendix I to the Master Lease.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      1. Section 3(b) of the Guaranty is hereby amended by inserting at the end thereof the following:

           "The Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under section 2809 of the California Civil Code purporting to reduce a guarantor's obligations in proportion to the principal obligation, all rights and benefits under section 580a of the California Code of Civil Procedure governing determination of fair market value following the exercise of power of sale, all rights and benefits under section 580b of the California Code of Civil Procedure stating that no deficiency may be recovered on a real property purchase money obligation and all rights and benefits under section 580d of the California Code of Civil Procedure stating that no deficiency may be recovered on a note secured by a deed of trust on real property in case such real property is sold under the power of sale contained in such deed of trust, and all rights and benefits under section 726 of the California Code of Civil Procedure and any and all similar laws now in effect or hereafter enacted in the State of California regarding the procedures to be followed by a creditor with real property security and/or limiting the right of such a creditor to a deficiency judgment, including, without limitation, the California law now in effect stating that the Lessor must first proceed against any real property collateral before commencing an action to collect the Obligations, if such sections, or any of them, have any application hereto or any application to the Guarantor. The Guarantor expressly waives any and all benefits under the California Civil Code sections 2808, 2810, 2819, 2821, 2825, 2839, 2845 through 2850, 2854 and 2855."

      2. Section 11(a) of the Guaranty is hereby amended by deleting such
Section in its entirety and substituting in lieu thereof the following:

           "(a)The covenants contained in Article V of the Credit Agreement, a copy of which is attached hereto as Annex A, are hereby incorporated herein by reference with the same force and effect as if such covenants were set forth expressly herein. Notwithstanding the foregoing, any amendments or waivers of such covenants approved by the requisite parties under the Credit Agreement shall likewise be effective hereunder; provided, that the Lessor and the Liquidity Providers shall have received a pro rata share (based on the respective commitments of the Lessor, Liquidity Providers and parties to the Credit Agreement) of any consideration given by the Guarantor or any Affiliate of the Guarantor in connection with such amendment or waiver; provided, further, that if at any time there are loans outstanding under the Committed Loan Agreement for a period of three consecutive months or longer, then during the period (the "Voting Period") commencing on the last day of such three-consecutive- month period and ending on the date on which all outstanding loans under the Committed Loan Agreement have been repaid in full, the covenants from the Credit Agreement incorporated herein by reference shall be effective without regard to any amendments or waivers thereof made by the requisite parties under the Credit Agreement during such Voting Period and not specifically consented to by the Required Lenders."

      3. The Guarantor hereby agrees to deliver to the Lessor (with sufficient copies for the Collateral Agent and the other Secured Parties) on the date hereof a certificate dated the date of this Amendment No. 1, from the Secretary or Assistant Secretary of the Guarantor certifying (i) as to the incumbency and signature of each officer of the Guarantor authorized to execute and deliver this Amendment No. 1, (ii) that attached thereto are true and complete copies of the Certificate of Incorporation and By-Laws of the Guarantor as in full force and effect on the date of this Amendment No. 1 and (iii) that attached thereto is a true and complete copy of the resolutions of the Board of Directors of the Guarantor authorizing the execution, delivery and performance of this Amendment No. 1 and the transactions contemplated hereby, together with a certificate of another officer of the Guarantor as to the incumbency and signature of such Secretary or Assistant Secretary.

      4. The Guarantor hereby represents and warrants that each of the representations and warranties made in Section 4 of the Guaranty are true and correct with the same force and effect as though made on and as of the date of this Amendment No. 1, except to the extent that any such representations or warranties expressly relate to an earlier date, in which case, such representations and warranties were true and correct on and as of such earlier date.

      5. Except as expressly modified and amended hereby, the Guaranty remains unchanged and in full force and effect in all respects. As expressly modified and amended hereby, the Guarantor hereby ratifies and affirms the Guaranty.

      6. THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

      7. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Amendment No. 1

                      [signatures begin on next page]

       IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be executed by their officers thereunto duly authorized as of the date first above written.

                                   RITE AID CORPORATION,
                                   as Guarantor



                                   By:_____________________________________
                                      Name:
                                      Title:

Acknowledged and Agreed:

RAC LEASING LLC

By: The Diversified Group Incorporated


    By:_________________________
       Name:
       Title: